[Allegheny Energy Logo] Exhibit 99.1

NEWS RELEASE

Media:
Cynthia A. Shoop
Vice President, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-665-2718
Media Hotline: 1-888-233-3583
E-Mail: cshoop@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy, Inc. Reports First Quarter 2002 Earnings of $.81 Per Share

          Hagerstown, Md., May 2, 2002 - Allegheny Energy, Inc. (NYSE: AYE) today reported first quarter 2002 earnings per share of $.81 ($101.6 million), a 12.9 percent decrease from 2001 earnings per share of $.93 ($102.8 million). The decrease in earnings per share reflects an increased number of shares outstanding, lower energy commodity prices, and warmer-than- normal weather during the first quarter.

          According to Alan J. Noia, Allegheny Energy Chairman, President, and Chief Executive Officer, "The first several months of 2002 were challenging for those of us in the energy industry, with much milder-than-average weather and lower energy sales, a relatively weak wholesale market, and a lackluster economy. Our sale of land holdings in the Canaan Valley of West Virginia, as part of our continuing efforts to opportunistically monetize our assets, helped to offset the effect of some of these adverse conditions.

          "Allegheny Energy remains optimistic that our integrated strategy will continue to produce positive results for shareholders," added Noia. "Our energy delivery business, with its stable earnings and cash flow, combined with our risk management, trading, and marketing business, which is backed by a national network of generating assets, remains the right combination for continued growth in the future. We believe that this integrated, proven strategy is the right one for Allegheny Energy and its shareholders."

          Earnings for the twelve months ended March 31, 2002, were $3.62 per share ($447.7 million), compared to $2.99 per share ($330.1 million) for the twelve months ended March 31, 2001, excluding the 2001 cumulative effect of an accounting change and an extraordinary charge for utility restructuring. This 21 percent increase in the twelve months ended comparative earnings per share is mainly due to growth in the Company's unregulated energy marketing, trading, and generation business, including acquisitions of generating assets and an energy trading business over the past 24 months. Net income for the twelve months ended March 31, 2001, was $2.65 per share ($292.4 million).

- more -

- 2 -

Per share earnings for comparable 2002 and 2001 periods were:

	First Quarter		12 Months Ended March
	2002	2001	2002	2001
Income before cumulative effect of accounting change, extraordinary charge, and other transaction	$.71	$.93	$3.52	$2.99
Canaan Valley land sale	.10		.10
Cumulative effect of accounting change: adoption of SFAS 133		(.28)		(.28)
Extraordinary charges for electric utility restructuring orders				(.06)
Basic consolidated earnings per share	$.81	$.65	$3.62	$2.65

Allegheny Energy continues to pursue a number of opportunities aimed at providing increased shareholder value. The following are some of the year's highlights to date:

  Allegheny Power, the Company's energy delivery business, and PJM, the electric grid operator for the mid-Atlantic region, joined forces to create a new Regional Transmission Organization called PJM West that began operations on April 1. PJM West, which is independent from market participants, will have operational authority for all transmission assets within the region. The organization will be responsible for assuring the short-term reliability of the region's transmission system, administering and designing tariffs, managing congestion, coordinating interregional transactions, and planning for expansion.

  Allegheny Energy Supply, Allegheny Energy's generating and trading subsidiary, received the necessary approvals to begin construction of a 630-megawatt (MW) natural gas-fired, combined-cycle generating facility in St. Joseph County, Ind. Construction began this spring. The output from the electric generating facility will support Allegheny Energy Supply's growth strategy of owning or controlling more than 14,500 MW of generating capacity by 2005.

  Allegheny Energy Supply Company also received approval from the Arizona Public Service Commission for construction of the Company's first power plant in the western United States. The $540-million, 1,080-MW merchant facility will be located in La Paz County and is scheduled for completion by 2005.

  Allegheny Energy Supply completed the sale of $650 million of 8.25 percent senior unsecured Notes due 2012. Proceeds of the Notes were used to pay down existing short-term debt and for general corporate purposes.

  Allegheny Energy's subsidiary, West Penn Power Company, recently completed an $80 million 10-year debt offering at a coupon of 6.625 percent. The proceeds from this offering will be used to fund the redemption of all outstanding shares of its 8 percent Quarterly Income Debt Securities (QUIDSsm) Junior Subordinated Deferrable Interest Debentures, Series A (NYSE: WQP), due June 30, 2025, with a value of $70 million.

- more -
- 3 -

  Furthering its position among the nation's elite companies, Allegheny Energy has again been named to the Fortune 500, the Forbes "Super 500," and the Forbes "Platinum 400" lists of America's largest corporations. In addition, the Company has been ranked among the leading companies in the nation, according to BusinessWeek, and is a member of the Barron's 500 and the Standard & Poor's 500 Index.

          With headquarters in Hagerstown, Md., Allegheny Energy is an integrated Fortune 500 energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, a national energy merchant which owns and operates electric generating facilities and supplies energy and energy-related commodities in selected domestic retail and wholesale markets; Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; and a business segment offering fiber-optic and data services, energy procurement and management, and energy services. More information about the Company is available at www.alleghenyenergy.com.

          Allegheny plans to hold its analyst conference call to discuss earnings results at 11:00 a.m. (Eastern Standard Time) on May 3, 2002. Investors, the news media, and others may listen to a live internet broadcast of the call at www.alleghenyenergy.com or www.streetevents.com by clicking on an available audio link. The call will also be archived for replay purposes for 10 business days after the live broadcast on both of these web sites. Supporting financial data will also be available on the Company's web site for review.

          Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

-###-